EXHIBIT 99.1
Leap contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
James Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Jim Barron 212-687-8080
Matt Benson 415-618-8750
Sard Verbinnen & Co.
Leap to Review MetroPCS Proposal
~ Leap also Announces President and CEO Doug Hutcheson Assumes Interim CFO Role ~
SAN DIEGO — September 7, 2007 — Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today announced that its Board of Directors will review the unsolicited proposal received on September 4 from MetroPCS Communications, Inc. (NYSE: PCS) to acquire all of Leap.
Leap’s Board of Directors will make a determination regarding the proposal following completion of its review. In connection with this matter, Leap is being advised by Goldman, Sachs & Co. and Jeffrey Williams & Co. LLC as financial advisors, and Wachtell, Lipton, Rosen & Katz, and Latham & Watkins, LLP as legal advisors.
Separately, Leap announced that CFO, Amin Khalifa, has resigned from the company to pursue other interests. Leap CEO and President, Doug Hutcheson, will assume the additional duties of interim CFO, pending the naming of a successor to Mr. Khalifa. Hutcheson held the post of CFO at Leap from August 2002 to February 2005 when he was named CEO.

Leap to Review MetroPCS Proposal	Page 2 of 2
“I want to thank Amin for his contributions,” Hutcheson said. “We believe the company has made good progress in the last year and is positioned for continued success. I wish Amin continued success in his future endeavors.”
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and Jump MobileTM services. The company and its joint ventures now operate in 23 states and hold licenses for 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Jump Mobile is a unique prepaid wireless service designed for the mobile-dependent, urban youth market. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access Plus, Unlimited Access, Unlimited Plus, Unlimited Classic, By Week, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.